EXHIBIT 99.1

Community Bancorp. Announces Application to Uplist to Nasdaq Capital Market

Derby VT, January 8, 2026 — Community Bancorp. (OTCQX: CMTV), the parent company of Community National Bank, today announced that it has applied to uplist its common shares from the OTCQX Market to the Nasdaq Capital Market.  The Company is currently working toward meeting Nasdaq’s financial, governance and other listing requirements.  However, there is no assurance that the Company will ultimately meet the listing requirements or that its listing application will be approved

“Applying for a Nasdaq listing is a significant milestone for our company and underscores our commitment to continued growth and enhancing shareholder value,” said Christopher Caldwell, CEO of Community Bancorp.

If the listing application is approved, trading of Community Bancorp.’s common shares would shift from the OTCQX Market to the Nasdaq Capital Market.

About Community Bancorp.

Community Bancorp. is the parent holding company for Community National Bank, headquartered in Derby, Vermont.   Community National Bank has been serving its communities since 1851, with retail banking offices located in Derby, Derby Line, Island Pond, Barton, Newport, Troy, St. Johnsbury, Montpelier, Barre, Lyndonville, Morrisville and Enosburg Falls, Vermont, and loan offices in Burlington, Vermont and Lebanon, New Hampshire.

Forward Looking Statements

This press release may contain forward-looking statements about the Company, its prospects, business and financial condition.  Such statements are typically identified by words or phrases such as “will likely result", “expect”, “could”, “may”, “plan”, “believe”, “estimate”, “anticipate”, “strategy”, “trend”, “forecast”, “outlook”, “project”, “intend”, “assume”, “outcome”, “continue”, “remain”, “potential”, “opportunity”, “comfortable”, “current”, “position”, “maintain”, “sustain”, “seek”, “achieve” and variations of such words and similar expressions, or future or conditional verbs such as will, would, should, could or may. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. Forward-looking statements are based on beliefs and assumptions using information available at the time the statements are made. The Company cautions you not to unduly rely on forward-looking statements because the assumptions, beliefs, expectations, and projections about future events may, and often do, differ materially from actual results or events. Any forward-looking statement speaks only as to the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect developments occurring after the statement is made, except as otherwise required by law.

For further information, please contact:

•	Investor Relations: ir@communitynationalbank.com